Execution Version

EQUITY ASSIGNMENT AGREEMENT

THIS EQUITY ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2019 (the “Effective Date”), by and between GlassBridge Enterprises, Inc., a Delaware corporation (“Assignor”), and Imation Enterprises Corp., a Delaware corporation (“Assignee”). Sport-BLX, Inc., a Delaware corporation (“Sport-BLX”), is a party to this Agreement only with respect to Sections 5, 6, 8, 9, 10, 11, 12 and 13 hereof.

RECITALS

A. Assignor is the owner of Eleven Thousand One Hundred Fifty Four (11,154) shares of Sport-BLX’s Common Stock, par value 0.0001 per share (the “Shares”), and such Shares represent all of the Shares held by Assignor in Sport-BLX.

B. Assignor has determined that it is in its best interest to contribute to Assignee all of the Shares in exchange for an unsecured promissory note issued by Assignee in favor of Assignor in the principal amount of Four Million Dollars ($4,000,000), substantially in the form attached hereto as Exhibit A (the “Promissory Note”).

NOW, THEREFORE, the parties hereby agree as follows:

1. Assignment. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Assignee herein set forth, Assignor hereby contributes, conveys, assigns and transfers to Assignee, its successors and assigns, effective as of the Effective Date, all of Assignor’s right, title and interest in and to the Shares, free and clear of all liens, claims, charges and encumbrances, other than pursuant to applicable securities laws, that certain Common Stock Purchase Agreement by and between Assignor, Sport-BLX and the other parties thereto, dated as of January 4, 2019 and that certain Letter Agreement Re: Common Stock Purchase Agreement, by and between Sport-BLX and Assignor, dated as of January 4, 2019.

2. Issuance of Promissory Note. As consideration for the assignment of the Shares, contemporaneously with the execution and delivery by each of the parties hereto of this Agreement, Assignee shall issue to Assignor the Promissory Note.

3. Substitution of Assignee as Stockholder; Absolute Conveyance. Assignor and Assignee intend that, effective as of the Effective Date hereof, Assignee shall become a stockholder of Sport-BLX in the place and stead of Assignor. The conveyance of the Shares hereunder is an absolute transfer to Assignee, free and clear of all liens, encumbrances, charges, security interests or obligations of any kind, except as set forth in Schedule 3 to this Agreement.

4. Acceptance and Assumption. Effective as of the Effective Date, Assignee hereby accepts the assignment to it of Assignor’s right, title and interest in and to the Shares, hereby agrees to become a stockholder of Sport-BLX in the place and stead of Assignor, and hereby assumes and agrees to be bound by and to keep, observe, discharge, pay and perform all of the obligations of Assignor as a stockholder of Sport-BLX, whether now existing or hereafter arising, known or unknown, due or to become due, fixed or contingent and howsoever arising.

5. Consent of Sport-BLX. The signature of Sport-BLX below constitutes consent by Sport-BLX with respect to Assignor’s transfer of the Shares and the admission of Assignee as a stockholder of Sport-BLX.

6. Representations and Warranties. Each of Assignor, Assignee and Sport-BLX represents and warrants to the other party that: (a) it has all requisite power and authority to execute and deliver this Agreement and any other assignments, instruments and documents to be executed and delivered by it to effectuate the contribution, assignment and assumption contemplated hereby (collectively, the “Assignment Documents”); (b) its execution and delivery of this Agreement and the other Assignment Documents and the performance of its obligations hereunder and thereunder have been authorized by all necessary action and do not violate any laws, regulations or orders by which it is bound; and (c) this Agreement and the other Assignment Documents constitute its legal, valid and binding obligations, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable laws affecting creditors’ rights generally. Assignor further represents and warrants that (i) except as set forth in Schedule 3 to this Agreement, Assignor is the true and lawful owner of the Shares and has good title to the same; (ii) except as set forth in Schedule 3 to this Agreement, Assignor has made no prior assignment or sale of the Shares and Assignor has not granted to any other person or entity any right, title, or interest therein; (iii) the execution and delivery of this Agreement and the other Assignment Documents by Assignor and the assignment of all its right, title, and interest in and to the Shares does not contravene any agreement to which Assignor is a party or by which it is bound; and (iv) except as set forth in Schedule 3 to this Agreement, no liens, encumbrances, charges, security interests or obligations of any kind exist on the date hereof against the Shares, other than pursuant to applicable securities laws, that certain Common Stock Purchase Agreement by and between Assignor, Sport-BLX and the other parties thereto, dated as of January 4, 2019 and that certain Letter Agreement Re: Common Stock Purchase Agreement, by and between Sport-BLX and Assignor, dated as of January 4, 2019.

7. Further Assurances. Assignor shall, at any time and from time to time after the date hereof, upon the request of Assignee, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further actions, as shall be necessary or desirable to give effect to the transactions hereby consummated and to collect and reduce to the possession of Assignee any and all of the interests and assets hereby transferred by Assignor to Assignee. Without limiting the generality of the foregoing, Assignor hereby appoints Assignee, and its nominees, successors and assigns, the true and lawful attorney of Assignor, with full power of substitution, in the name of Assignee or in the name of Assignor but for the benefit and at the expense of Assignee, to demand and receive from time to time the benefits of the right and title to the Shares hereby conveyed, transferred and assigned, to give receipts and releases for and in respect of the same, or any part thereof, and from time to time to institute and prosecute in the name of Assignor or otherwise, for the benefit of Assignee, any and all proceedings at law, in equity or otherwise, which Assignee, its nominees, successors or assigns, may deem proper in order to collect, assert or enforce the right or title to the Shares hereby conveyed, transferred and assigned, or intended so to be, to defend and compromise any and all actions, suits or proceedings in respect of the Shares, and to do any and all such acts and things in relation thereto as Assignee, its nominees, successors or assigns, shall deem advisable; Assignor hereby declaring that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Assignor.

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8. Choice of Law. This Agreement shall be governed by, and construed in accordance with the laws of the New York (without giving effect to the principles thereof relating to conflicts of laws to the extent such principle would direct the application of law of another jurisdiction).

9. No Third Party Beneficiary. This Agreement is entered into for the sole protection and benefit of the parties hereto and their respective successors and assigns, and no other person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

10. Successors and Assigns. This Agreement and the representations and warranties, covenants and agreements herein contained shall inure to the benefit of and shall bind the respective parties hereto and their respective successors and assigns.

11. Entire Agreement. This Agreement is intended to embody the final, complete and exclusive agreement among the parties with respect to the subject matter hereof and is intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

12. Amendments. This Agreement shall not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

ASSIGNOR:

GLASSBRIDGE ENTERPRISES, INC.,
a Delaware corporation

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer and Chief Operating Officer

ASSIGNEE:

IMATION ENTERPRISES CORP.,
a Delaware corporation

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	President and Treasurer

Agreed and Acknowledged with respect to Sections 5, 6, 8, 9, 10, 11, 12 and 13 only:

SPORT-BLX:

SPORT-BLX, INC.,
a Delaware corporation

By:	/s/ Joseph De Perio
Name:	Joseph De Perio
Title:	President

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EXHIBIT A

Form of Promissory Note

(attached)

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SCHEDULE 3

Assignor and the U.S. Pension Benefit Guaranty Corporation (the “PBGC”) entered into an agreement on May 13, 2019 to terminate the Imation Cash Balance Pension Plan (the “Plan”) based on PBGC’s finding that (i) the Plan did not meet the minimum funding standard required under Section 412 of the Internal Revenue Code of 1986, as amended; (ii) the Plan would be unable to pay benefits when due and (iii) the Plan should be terminated in order to protect the interests of the Plan participants. Assignor and any other members of Assignor’s controlled group (within the meaning of 29 U.S.C. §1301(a)(14)) (collectively, and including the Company, the “Controlled Group Members”)) are jointly and severally liable to the PBGC for all liabilities under Title IV of ERISA in connection with the Plan’s termination, including unfunded benefit liabilities, due and unpaid Plan contributions, premiums, and interest on each of the foregoing, as a result of which a lien in favor of the Plan, on all property of each Controlled Group Member, arose and was perfected by PBGC (the “Lien”).

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